Exhibit 99.1

           ViewCast Announces Boost in Video Product Sales;
   Gross Revenues Expected to Soar 22 Percent in Third Quarter 2005

    DALLAS--(BUSINESS WIRE)--Oct. 18, 2005--ViewCast Corporation (OTCBB:VCST), a developer of video and audio communications products enabling dynamic content delivery, announced today that preliminary gross revenues are expected to increase approximately 22 percent to $6.2 million for the third quarter ended September 30, 2005, compared to $5.1 million in the third quarter of 2004. The substantial rise in revenue in the third quarter of 2005 over the prior year's third quarter is due primarily to a 27 percent increase in sales of the company's core business lines -- Osprey(R) Video capture cards, Niagara(R) video encoders/servers, and ViewCast(R) IVN enterprise software and system products.
    "ViewCast is gaining momentum. The strength of our portfolio of products and services is starting to generate additional operating cash flow, which is good news for our shareholders," said George Platt, CEO of ViewCast. "Accelerating product sales and increasing cash flow, coupled with recent initiatives to restructure our balance sheet have made significant improvements to the company's financial position. As demand for our video communications products continues to grow, ViewCast is making great strides in achieving our goal of a profitable future."
    These gross revenue results are preliminary and could change prior to release of ViewCast's third quarter results, which are expected to be announced on Monday, November 14, 2005.

    About ViewCast Corporation:

    ViewCast develops video and audio communications products for delivering content dynamically via a variety of network types and protocols. These products include Osprey(R) Video capture cards, Niagara(R) video encoders/servers and ViewCast(R) IVN enterprise software and systems. ViewCast products address the video capture, processing and delivery requirements for a broad range of applications and markets. ViewCast also provides professional IT services focused on merged data and video networks through its wholly owned subsidiary Delta Computec Inc. Visit the company's Web site (http://www.viewcast.com) for more information.

    Safe Harbor Statement:

    Certain statements, including those made by George Platt, contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995, which reflects the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors that could cause the actual results to differ materially include, without limitation, the ability of the company to develop and market new products as technology evolves, increased competition in the video communications and IT services market and potential change in the preliminary numbers prior to release of the third quarter 2005 results. All subsequent written and oral forward-looking statements attributable to ViewCast or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth above. ViewCast does not intend or undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.

    ViewCast and Niagara are registered trademarks of ViewCast
Corporation.
    Niagara SCX and SimulStream are trademarks of ViewCast
Corporation.
    Osprey is a registered trademark of Osprey Technologies, Inc.
    All other trademarks are property of their respective holders.

    CONTACT: ViewCast Corp.
             Mark Quigley, 972-488-7200
             markq@viewcast.com
             or
             Michael A. Burns & Associates Inc.
             Virginia Stuart, 214-521-8596 x223
             vstuart@mbapr.com